NEWS RELEASE

For Immediate Release
August 7, 2013
Contact:	Barbara Thompson
First Citizens BancShares
(919) 716-2716

FIRST CITIZENS REPORTS EARNINGS FOR SECOND QUARTER 2013
RALEIGH, N.C. -- First Citizens BancShares Inc. (Nasdaq: FCNCA) reports earnings for the quarter ended June 30, 2013, of $43.9 million, compared to $37.6 million for the corresponding period of 2012, according to Frank B. Holding, Jr., chairman of the board. The increase in net income in 2013 reflects significantly lower provision for loan and lease losses, partially offset by lower net interest income, both of which primarily relate to acquired loans.
Per share income for the second quarter of 2013 totaled $4.56, compared to $3.66 for the same period a year ago. First Citizens' current quarter results generated an annualized return on average assets of 0.83 percent and an annualized return on average equity of 9.13 percent, compared to respective returns of 0.71 percent and 7.93 percent for the same period of 2012.
For the first six months of 2013, net income totaled $99.5 million, compared to $73.1 million for the same period of 2012, the result of lower provision for loan and lease losses, partially offset by lower net interest income.
Net income for 2013 represents $10.34 per share outstanding, compared to $7.11 per share for 2012. The annualized return on average assets was 0.95 percent for the first six months of 2013, compared to 0.70 percent for the same period of 2012. The annualized return on shareholders' equity was 10.55 percent and 7.79 percent for the respective periods.

SECOND QUARTER FINANCIAL HIGHLIGHTS

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First Citizens BancShares is committed to effectively managing capital to protect depositors, creditors and shareholders. BancShares remains well-capitalized with a tier 1 leverage capital ratio of 9.68 percent at June 30, 2013, down 53 basis points from June 30, 2012, primarily due to the July 2012 redemption of $150 million of trust preferred securities. Both the total risk-based capital and tier 1 risk-based capital ratios declined from June 30, 2012, to levels of 16.41 percent and 14.91 percent at June 30, 2013, respectively, largely due to the July 2012 redemption of trust preferred securities.

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Asset quality remains strong, with favorable trends for both acquired and originated assets. Provision expense decreased $34.2 million for acquired loans and $8.8 million for originated loans during the second quarter of 2013 as compared to the same period of 2012. Net charge-offs of acquired loans equaled $4.5 million for the second quarter of 2013, or an annualized 1.17 percent of average acquired loans, down $12.5 million from the second quarter of 2012. Net charge-offs of originated loans equaled $4.4 million for the second quarter of 2013, representing an annualized loss ratio of 0.15 percent of originated loans, down $7.9 million from the second quarter of 2012.

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BancShares' liquidity position continues to be very strong. As of June 30, 2013, BancShares' free liquidity position exceeded $3.5 billion. Average investment securities increased $564.8 million, or 12.3 percent, compared to the second quarter of 2012.

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The six FDIC-assisted transactions completed between 2009 and 2011 continue to have a significant impact on earnings. Significant variances affecting earnings during the second quarter of 2013 compared to the same period a year ago include:

▪	$15.5 million credit to provision for loan and lease losses in 2013 compared to provision expense of $18.7 million in 2012;

▪	$52.0 million and $60.9 million, respectively, in loan accretion income.

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Interest rate pressures and acquired loan balance runoff continue to adversely affect earnings. Second quarter net interest income equaled $179.5 million, down 16.7 percent, compared to the second quarter of 2012.

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Acquired loan balances continue to decline due to resolution of problem assets and repayments of performing loans. Acquired loan balances totaled $1.44 billion at June 30, 2013, down $365.9 million since December 31, 2012, and down $556.0 million since June 30, 2012.

•	Originated commercial mortgage loans increased $252.0 million and originated residential mortgage loans increased $74.8 million at June 30, 2013, compared to June 30, 2012.

•	Cash dividends of $0.30 per share were declared during the second quarter of 2013, consistent with cash dividends declared during 2012.
LOANS AND DEPOSITS
Originated loans increased $193.0 million from $11.46 billion at June 30, 2012, to $11.66 billion at June 30, 2013, and increased $79.4 million since December 31, 2012. Acquired loans totaled $1.44 billion at June 30, 2013, compared to $1.81 billion at December 31, 2012, and $2.00 billion at June 30, 2012. Originated loan demand improved during the second quarter of 2013, while acquired loan balances continued to decline due to repayments and charge-offs.
At June 30, 2013, total deposits equaled $18.02 billion, a decrease of $68.0 million since December 31, 2012, and an increase of $216.4 million, or 1.2 percent, since June 30, 2012. The increase from June 30, 2012, resulted from growth in legacy markets, partially offset by a reduction in deposits assumed in FDIC-assisted transactions.
NET INTEREST INCOME
Second quarter net interest income decreased $35.9 million, or 16.7 percent, from the same period of 2012 primarily due to the impact of reduced asset yields and acquired loan shrinkage. Year-to-date net interest income decreased $52.0 million, or 11.9 percent, also due to lower asset yields and acquired loan shrinkage. Average interest-earning assets increased $349.4 million, or 1.8 percent, for the second quarter and $471.3 million, or 2.5 percent, year-to-date, from the same period of 2012 due to growth in the investment securities portfolio and overnight investments that exceeded the reductions resulting from acquired loan run-off. Accretion income on acquired assets resulted in $52.0 million of interest income, compared to $60.9 million recorded in the second quarter of 2012. The taxable-equivalent net yield on interest-earning assets decreased 84 basis points to 3.74 percent when compared to the second quarter of 2012, and 65 basis points to 4.04 percent year-to-date due to an unfavorable rate variance and the impact of proceeds from loan repayments being invested in lower-yielding investment securities.
Average interest-bearing liabilities decreased $460.4 million, or 3.2 percent, during the second quarter of 2013, and $399.9 million, or 2.8 percent, for the first six months of 2013, when compared to the same periods of 2012. The reductions were due to lower interest-bearing deposits and long-term borrowings resulting from the 2012 redemption of trust preferred securities totaling $150.0 million. The rate on interest-bearing liabilities fell 29 basis points from the second quarter of 2012 to 0.41 percent during the second quarter and 28 basis points to 0.43 percent for the first six months of 2013. The reduction was principally due to the redemption of the trust preferred securities and an improved mix of lower-rate transaction account balances versus time deposits.

PROVISION FOR LOAN AND LEASE LOSSES
BancShares recorded a $13.2 million credit to provision for loan and lease losses during the second quarter and a $31.8 million credit for the first six months of 2013, compared to provision expense of $29.7 million during the second quarter and $60.4 million for the first six months of 2012. The credit to provision expense related to acquired loans totaled $15.5 million during the second quarter and $38.1 million for the first six months of 2013, compared to provision expense of $18.7 million and $28.3 million during the respective periods of 2012, a $34.2 million and $66.4 million favorable change. The significant reduction in provision expense for acquired loans resulted from unexpected payoffs, lower current impairment and reversal of previously identified impairment for post-acquisition deterioration. Net charge-offs resulting from post-acquisition deterioration of acquired loans equaled $4.5 million during the second quarter of 2013, compared to $17.0 million for the second quarter of 2012 and $25.3 million for the first six months of 2013, compared to $29.7 million for the first six months of 2012.

Provision expense for originated loans totaled $2.2 million during the second quarter and $6.2 million for the first six months of 2013, compared to $11.0 million during the second quarter and $32.1 million for the first six months of 2012, a reduction of $8.8 million and $25.9 million, respectively, resulting from lower charge-offs and credit quality improvements in the originated commercial loan portfolio. Net charge-offs on originated loans equaled $4.4 million during the second quarter and $10.9 million during the first six months of 2013, compared to $12.2 million and $27.9 million for the respective periods in 2012. On an annualized basis, originated loan net charge-offs represented 0.15 percent and 0.19 percent of average originated loans and leases for the second quarter and first six months of 2013, compared to 0.43 percent and 0.48 percent for the same period of 2012.

NONINTEREST INCOME
Noninterest income for the second quarter of 2013 equaled $65.0 million, compared to $57.3 million in the comparable period of 2012. The $7.7 million increase reflects improved mortgage income, recoveries of acquired assets and higher merchant income. For the six-month period, noninterest income equaled $122.5 million for 2013 compared to $104.2 million for 2012. The increase results from $7.5 million relating to the sale of a large portion of our client bank processing service relationships, a $4.4 million increase in mortgage income and a $3.7 million increase in credit card income.
NONINTEREST EXPENSE
Noninterest expense decreased $6.2 million in the second quarter of 2013 to $188.6 million, compared to $194.8 million in the second quarter of 2012. The second quarter reduction results from a significant reduction in foreclosure-related expenses related to acquired assets. For the six-month period, noninterest expense totaled $382.9 million, an increase of $4.8 million over 2012. The increase results from a $7.4 million increase in pension expense arising from a lower discount rate during 2013 and $1.4 million of fixed asset impairments resulting from the sale of the processing service relationships, partially offset by lower foreclosure-related expenses.
INCOME TAXES
Income tax expense totaled $25.3 million and $10.7 million for the second quarter of 2013 and 2012, representing effective tax rates of 36.6 percent and 22.1 percent during the respective periods. Income tax expense totaled $56.4 million and $29.0 million for the six months ended June 30, 2013, and 2012, respectively. The effective tax rates were 36.16 percent and 28.43 percent for the respective six-month periods. The lower effective tax rates for 2012 reflect a $6.4 million credit to tax expense recorded during the second quarter of 2012 resulting from the favorable outcome of state tax audits for the period 2008-2010, net of additional federal taxes.
NONPERFORMING ASSETS
As of June 30, 2013, BancShares’ nonperforming assets amounted to $237.8 million, or 1.80 percent of total loans and leases plus other real estate owned (OREO), compared to $310.4 million, or 2.29 percent, at December 31, 2012, and $507.6 million, or 3.72 percent, at June 30, 2012. Of the $237.8 million in nonperforming assets at June 30, 2013, $131.7 million relates to acquired loans and covered OREO, with the remaining $106.1 million resulting from originated loans. Originated nonperforming assets represented 0.91 percent of originated loans and leases plus OREO as of June 30, 2013, compared to 1.03 percent as of June 30, 2012, due to a reduction in OREO. Acquired nonperforming assets declined significantly from June 30, 2012, due to a large reduction in loans accounted for on the cost recovery method during late 2012 as those loans were deployed to an acquired loan accounting system. The acquired loan accounting system has improved the ability to forecast the timing and amount of future cash flows, resulting in more acquired loans accreting income under existing accounting standards.
COMPARABILITY OF FINANCIAL STATEMENTS
The comparability of BancShares' results of operations for 2013 and 2012 is affected by earlier FDIC-assisted transactions. Various post-acquisition adjustments to the carrying value of acquired assets create potential volatility in net interest income, provision for loan and lease losses and noninterest income. Accretable fair value discounts recorded on acquired loans are recognized in income over the estimated life of the loans, with accelerated accretion recognized if repayments occur sooner than originally estimated. When credit quality improves subsequent to the acquisition date, fair value discounts that were initially identified as nonaccretable are reclassified as accretable and recognized as interest income over the remaining life of the loan. In cases where post-acquisition deterioration of credit quality is identified for acquired loans, allowances are established through the provision for loan and lease losses. When credit quality subsequently improves, previously-established allowances are reversed with a credit to provision for loan and lease losses.
For acquired loans and OREO covered by FDIC loss share agreements, the net increase or decrease in the estimated recoverable amount resulting from deterioration or improvement is recognized as an adjustment to the FDIC receivable with an offset to noninterest income. Increases to the FDIC receivable resulting from post-acquisition deterioration are recognized immediately. However, reductions in the FDIC receivable resulting from post-acquisition improvements are recognized prospectively over the shorter of the covered asset's remaining life or the relevant loss share agreement.
ABOUT FIRST CITIZENS BANCSHARES
As of June 30, 2013, BancShares had total assets of $21.3 billion. BancShares is the financial holding company for First Citizens Bank. First Citizens Bank provides a broad range of financial services to individuals, businesses, professionals and the medical community through a network of 407 branch offices, telephone banking, online banking and ATMs.
For more information, visit First Citizens' website at firstcitizens.com.
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This news release may contain forward-looking statements. A discussion of factors that could cause First Citizens' actual results to differ materially from those expressed in such forward-looking statements is included in First Citizens' filings with the SEC.

CONDENSED STATEMENTS OF INCOME

	Three months ended June 30		Six months ended June 30
(thousands, except share data; unaudited)	2013	2012	2013	2012
Interest income	$193,926	$240,519	414,530	487,271
Interest expense	14,398	25,087	30,120	50,887
Net interest income	179,528	215,432	384,410	436,384
Provision for loan and lease losses	(13,242)	29,667	(31,848)	60,382
Net interest income after provision for loan and lease losses	192,770	185,765	416,258	376,002
Noninterest income	64,995	57,296	122,508	104,239
Noninterest expense	188,567	194,797	382,922	378,128
Income before income taxes	69,198	48,264	155,844	102,113
Income taxes	25,292	10,681	56,353	29,035
Net income	$43,906	$37,583	$99,491	$73,078
Taxable-equivalent net interest income	$180,188	$216,194	$385,743	$437,960
Net income per share	$4.56	$3.66	$10.34	$7.11
Cash dividends per share	0.30	0.30	0.60	0.60
Profitability information (annualized)
Return on average assets	0.83%	0.71%	0.95%	0.70%
Return on average equity	9.13	7.93	10.55	7.79
Taxable-equivalent net yield on interest-earning assets	3.74	4.58	4.04	4.69

CONDENSED BALANCE SHEETS

(thousands, except share data; unaudited)	June 30, 2013	December 31, 2012	June 30, 2012
Assets
Cash and due from banks	$542,645	$639,730	$571,004
Overnight investments	1,039,925	443,180	984,536
Investment securities	5,186,106	5,227,570	4,635,826
Loans and leases:
Acquired	1,443,336	1,809,235	1,999,351
Originated	11,655,469	11,576,115	11,462,458
Less allowance for loan and lease losses	258,316	319,018	272,929
Receivable from FDIC for loss share agreements	158,013	270,192	405,626
Other assets	1,541,644	1,636,648	1,546,766
Total assets	$21,308,822	$21,283,652	$21,332,638
Liabilities and shareholders' equity
Deposits	$18,018,015	$18,086,025	$17,801,646
Other liabilities	1,351,477	1,333,620	1,601,202
Shareholders' equity	1,939,330	1,864,007	1,929,790
Total liabilities and shareholders' equity	$21,308,822	$21,283,652	$21,332,638
Book value per share	$201.62	$193.75	$187.88

SELECTED AVERAGE BALANCES

	Three months ended June 30		Six months ended June 30
(thousands, except shares outstanding; unaudited)	2013	2012	2013	2012
Total assets	$21,224,412	$21,198,910	$21,187,274	$21,073,341
Investment securities	5,162,893	4,598,141	5,179,818	4,369,649
Loans and leases	13,167,580	13,612,114	13,228,367	13,718,532
Interest-earning assets	19,332,679	18,983,321	19,256,916	18,785,636
Deposits	17,908,705	17,667,221	18,014,058	17,583,164
Interest-bearing liabilities	13,958,137	14,418,509	14,048,820	14,448,704
Shareholders' equity	1,929,621	1,906,884	1,902,217	1,887,695
Shares outstanding	9,618,941	10,271,343	9,618,963	10,277,593

CAPITAL INFORMATION

(dollars in thousands; unaudited)	June 30, 2013	December 31, 2012	June 30, 2012
Tier 1 capital	$2,045,264	$1,949,985	$2,143,496
Total capital	2,251,394	2,179,370	2,369,999
Risk-weighted assets	13,718,707	13,663,353	13,422,294
Tier 1 capital ratio	14.91%	14.27%	15.97%
Total capital ratio	16.41	15.95	17.66
Leverage capital ratio	9.68	9.22	10.21

ALLOWANCE FOR LOAN AND LEASE LOSSES (ALLL) AND ASSET QUALITY DISCLOSURES

	2013		2012			Six months ended June 30
	Second	First	Fourth	Third	Second
	Quarter	Quarter	Quarter	Quarter	Quarter	2013	2012
	(dollars in thousands)
ALLL at beginning of period	$273,019	$319,018	$276,554	$272,929	$272,500	$319,018	$270,144
Reclassification of reserve for unfunded commitments to ALLL (1)	7,368	—	—	—	—	7,368	—
Provision for loan and lease losses:
Acquired loans	(15,473)	(22,622)	62,332	10,226	18,678	(38,095)	28,281
Originated loans	2,231	4,016	2,548	7,397	10,989	6,247	32,101
Net charge-offs of loans and leases:
Charge-offs	(10,960)	(28,944)	(23,969)	(15,196)	(30,934)	(39,904)	(61,312)
Recoveries	2,131	1,551	1,553	1,198	1,696	3,682	3,715
Net charge-offs of loans and leases	(8,829)	(27,393)	(22,416)	(13,998)	(29,238)	(36,222)	(57,597)
ALLL at end of period	$258,316	$273,019	$319,018	$276,554	$272,929	$258,316	$272,929
ALLL at end of period allocated to loans and leases:
Acquired	$76,534	$96,473	$139,972	$90,507	$87,797	$76,534	$87,797
Originated	181,782	176,546	179,046	186,047	185,132	181,782	185,132
ALLL at end of period	$258,316	$273,019	$319,018	$276,554	$272,929	$258,316	$272,929
Net charge-offs of loans and leases:
Acquired	$4,466	$20,877	$12,867	$7,516	$16,998	$25,343	$29,745
Originated	4,363	6,516	9,549	6,482	12,240	10,879	27,852
Total net charge-offs	$8,829	$27,393	$22,416	$13,998	$29,238	$36,222	$57,597
Reserve for unfunded commitments (1)	$376	$7,744	$7,692	$7,999	$7,869	$376	$7,869
Average loans and leases:
Acquired	1,535,796	1,697,776	1,825,491	1,916,305	2,076,199	1,616,348	2,167,436
Originated	11,631,784	11,592,052	11,532,437	11,534,859	11,535,335	11,612,019	11,551,096
Loans and leases at period-end:
Acquired	1,443,336	1,621,327	1,809,235	1,897,097	1,999,351	1,443,336	1,999,351
Originated	11,655,469	11,509,080	11,576,115	11,455,233	11,462,458	11,655,469	11,462,458
Risk Elements
Nonaccrual loans and leases:
Acquired	$46,892	$43,882	$74,479	$142,696	$271,381	$46,892	$271,381
Originated	69,133	82,583	89,845	75,255	69,406	69,133	69,406
Other real estate:
Covered under loss share agreements	84,833	101,901	102,577	116,405	117,381	84,833	117,381
Not covered under loss share agreements	36,942	44,828	43,513	45,063	49,454	36,942	49,454
Total nonperforming assets	$237,800	$273,194	$310,414	$379,419	$507,622	$237,800	$507,622
Nonperforming assets acquired	$131,725	$145,783	$177,056	$259,101	$388,762	$131,725	$388,762
Nonperforming assets originated	106,075	127,411	133,358	120,318	118,860	106,075	118,860
Total nonperforming assets	$237,800	$273,194	$310,414	$379,419	$507,622	$237,800	$507,622
Accruing loans and leases greater than 90 days past due:
Acquired	$253,935	$278,687	$281,000	$248,573	$254,580	$253,935	$254,580
Originated	11,187	12,301	11,272	14,071	12,907	11,187	12,907
Ratios
Net charge-offs (annualized) to average loans and leases:
Acquired	1.17%	4.99%	2.80%	1.56%	3.29%	3.16%	2.76%
Originated	0.15	0.23	0.33	0.22	0.43	0.19	0.48
ALLL to total loans and leases:
Acquired	5.30	5.95	7.74	4.77	4.39	5.30	4.39
Originated	1.56	1.53	1.55	1.62	1.62	1.56	1.62
Nonperforming assets to total loans and leases plus other real estate:
Acquired	8.62	8.46	9.26	12.87	18.37	8.62	18.37
Originated	0.91	1.10	1.15	1.05	1.03	0.91	1.03
Total	1.80	2.06	2.29	2.81	3.72	1.80	3.72
(1) During the second quarter of 2013, BancShares implemented refinements to the ALLL that included projected losses on unfunded commitments. As a result of these refinements, $7.4 million of the balance previously reported as a reserve of unfunded commitments was reclassified to the ALLL.